EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

Parent Company	Subsidiary Company	Jurisdiction of Incorporation
Portec Rail Products, Inc.	Salient Systems, Inc.	United States

Portec Rail Products, Inc.	Portec Rail Nova Scotia Company	Canada

Portec Rail Nova Scotia Company	Portec, Rail Products Ltd.	Canada

Portec, Rail Products Ltd.	Kelsan Technologies Corp.	Canada

Kelsan Technologies (Europe)
Kelsan Technologies Corp.	Unlimited	United Kingdom

Portec Rail Products, Inc.	Portec Rail Products (UK) Ltd.	United Kingdom

Portec Rail Products (UK) Ltd.	Coronet Rail, Ltd.	United Kingdom